                                                                   EXHIBIT 99.1
                               INDEX

                                                                          Page
                                                                          ----
Independent Auditors' Report..............................................
Consolidated Balance Sheets at December 31, 1996 and 1997.................  1
Consolidated Statements of Operations for each of the years
  in the three-year period ended December 31, 1997........................  2
Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended December 31, 1997..................  3
Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1997...............................  4
Notes to Consolidated Financial Statements................................  5

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Vesta Insurance Group, Inc.
Birmingham, Alabama:

        We have audited the consolidated balance sheets of Vesta Insurance Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of Vesta's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vesta Insurance Group, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

        As discussed in Note B, Vesta has restated its financial statements for each of the years in the three-year period ended December 31, 1997.


                                   KPMG PEAT MARWICK LLP


Birmingham, Alabama
March 27, 1998, except
as to Note B, which is
as of August 19, 1998

                          VESTA INSURANCE GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                             AT DECEMBER 31,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
                                                          (RESTATED) (RESTATED)
Assets:
 Investments:
  Fixed maturities available for sale--at fair value
    (cost: 1996--$306,026; 1997--$488,923)..............   $308,898  $  495,566
  Equity securities--at fair value: (cost: 1996--$4,365;
1997--$10,921)..........................................      8,326      20,424
  Short-term investments................................    105,415     119,025
                                                           --------  ----------
   Total investments....................................    422,639     635,015
 Cash...................................................      4,637      21,801
 Accrued investment income..............................      5,392      15,799
 Premiums in course of collection (net of allowances for
  losses of
  $70 in 1996 and $654 in 1997).........................    113,728     252,193
 Reinsurance balances receivable........................    115,768     368,949
 Reinsurance recoverable on paid losses.................     69,698      83,225
 Deferred policy acquisition costs......................     75,532     102,124
 Property and equipment.................................      3,920      18,093
 Income tax receivable..................................      5,461       5,609
 Other assets...........................................     47,271      39,358
 Goodwill...............................................      7,339      96,141
                                                           --------  ----------
   Total assets.........................................   $871,385  $1,638,307
                                                           ========  ==========
Liabilities:
 Reserves for:
  Losses and loss adjustment expenses...................    173,275     596,797
  Unearned premiums.....................................    228,325     365,052
                                                           --------  ----------
                                                            401,600     961,849
 Reinsurance balances payable...........................     51,162      56,897
 Other liabilities......................................     26,425      67,610
 Short term debt........................................     22,000      45,000
 Long term debt.........................................     98,279      98,602
                                                           --------  ----------
   Total liabilities....................................    599,466   1,229,958
Commitments and contingencies
Deferrable Capital Securities...........................         --     100,000
Stockholders' equity
 Preferred stock, 5,000,000 shares authorized, none
issued..................................................         --          --
 Common stock, $.01 par value, 32,000,000 shares
  authorized,
  issued: 1996--18,970,695 shares; 1997--18,970,695.....        190         190
 Additional paid-in capital.............................    161,037     162,550
 Unrealized investment gains, net of applicable taxes...      4,442       9,829
 Retained earnings......................................    120,011     165,087
 Receivable from issuance of restricted stock...........     (3,207)     (3,891)
 Treasury stock.........................................    (10,554)    (25,416)
                                                           --------  ----------
   Total stockholders' equity...........................    271,919     308,349
                                                           --------  ----------
   Total liabilities and stockholders' equity...........   $871,385  $1,638,307
                                                           ========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      FOR THE YEAR ENDED
                                                         DECEMBER 31,
                                               --------------------------------
                                                  1995       1996       1997
                                               ---------- ---------- ----------
                                               (RESTATED) (RESTATED) (RESTATED)
Revenues:
 Net premiums written........................   $390,504   $468,056   $526,475
 (Increase) decrease in unearned premiums....    (77,426)   (28,720)    (8,817)
                                                --------   --------   --------
 Net premiums earned.........................    313,078    439,336    517,658
 Net investment income.......................     17,972     23,148     35,960
 Realized investment gains (losses)..........        276         32      3,283
 Other.......................................        216        188      2,094
                                                --------   --------   --------
   Total revenues............................    331,542    462,704    558,995
Expenses:
 Losses incurred.............................    186,384    229,953    256,829
 Loss adjustment expenses incurred...........     12,578     21,830     24,864
 Policy acquisition expenses.................     69,199    118,608    132,984
 Operating expenses..........................     18,747     21,167     38,913
 Premium taxes and fees......................      6,037      5,928      8,567
 Interest on debt............................      5,273     10,059     10,860
 Goodwill amortization.......................        264        484      4,007
                                                --------   --------   --------
   Total expenses............................    298,482    408,029    477,024
Net income before income taxes...............     33,060     54,675     81,971
Income taxes.................................     10,468     17,862     29,048
Deferrable capital securities interest, net           --         --      5,050
of income tax................................
                                                --------   --------   --------
  Net income.................................   $ 22,592   $ 36,813   $ 47,873
                                                ========   ========   ========
  Basic net income per common share..........   $   1.20   $   1.95   $   2.57
                                                ========   ========   ========
  Diluted net income per common share........   $   1.19   $   1.92   $   2.51
                                                ========   ========   ========



          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                                                         RECEIVABLE
                                           ADDITIONAL                                       FROM
                          PREFERRED COMMON  PAID-IN     UNREALIZED   RETAINED  TREASURY  RESTRICTED
                            STOCK   STOCK   CAPITAL   GAINS/(LOSSES) EARNINGS   STOCK      STOCK
                          --------- ------ ---------- -------------- --------  --------  ----------
Balance, December 31,
  1994 as previously
  reported..............       --    188    158,051        (258)      79,271        --     (3,377)
Cumulative effect of
  prior period
  adjustments...........       --     --         --          --      (13,253)       --         --
Balance, December 31,
  1994, as restated.....       --    188    158,051        (258)      66,018        --     (3,377)
Net income..............       --     --         --          --       22,592        --         --
Issuance of stock.......       --      1      1,297          --           --        --         --
Change in restricted
 stock receivable.......       --     --         --          --           --        --        215
Treasury stock
 acquisitions...........       --     --         --          --           --      (520)        --
Common dividends
 declared
 (0.20 per share).......       --     --         --          --       (2,512)       --         --
Net change in unrealized
 gains..................       --     --         --       5,463           --        --         --
Tax Benefit from
 exercise of stock
 options................       --     --        101          --           --        --         --
                            -----    ---    -------       -----      -------   -------     ------
Balance, December
  31,1995 as restated...       --    189    159,449       5,205       86,098      (520)    (3,162)
Net income..............       --     --         --          --       36,813        --         --
Issuance of stock.......       --      1      1,188          --           --        --         --
Change in restricted
 stock receivable.......       --     --         --          --           --        --        (45)
Treasury stock
 acquisitions...........       --     --         --          --           --   (10,597)        --
Treasury stock issued
 for options exercised..       --     --         63          --          (64)      563         --
Common dividends
 declared (0.15 per
 share).................       --     --         --          --       (2,836)       --         --
Net change in unrealized
 gains..................       --     --         --        (763)          --        --         --
Tax benefit from
 exercise of stock
 options................       --     --        337          --           --        --         --
                            -----    ---    -------       -----      -------   -------     ------
Balance, December
  31,1996 as restated...       --    190    161,037       4,442      120,011   (10,554)    (3,207)
Net income..............       --     --         --          --       47,873        --         --
Change in restricted
 stock receivable.......       --     --         --          --           --        --       (684)
Treasury stock
acquisitions............       --     --         --          --           --   (21,164)        --
Treasury stock issued
 for options exercised..       --     --     (1,061)         --           --     6,302         --
Common dividends
 declared (0.15 per
 share).................       --     --         --          --       (2,797)       --         --
Net change in unrealized
 gains..................       --     --         --       5,387           --        --         --
Tax benefit from
 exercise of stock
 options................       --     --      2,574          --           --        --         --
                            -----    ---    -------       -----      -------   -------     ------
Balance, December
  31,1997 as restated...       --    190    162,550       9,829      165,087   (25,416)    (3,891)
                            =====    ===    =======       =====      =======   =======     ======



          See accompanying Notes to Consolidated Financial Statements

                          VESTA INSURANCE GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                              FOR THE YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995        1996       1997
                                              ----------  ---------- ----------
                                              (RESTATED)  (RESTATED) (RESTATED)
Operating Activities:
 Net income.................................  $  22,592    $36,813   $  47,873
 Adjustments to reconcile net income to cash
provided from operations:
  Changes in:
   Loss and LAE reserves....................     43,857      4,773     123,207
   Unearned premium reserves................     67,514     59,813      38,350
   Accrued income taxes.....................     (4,778)    (3,326)     (8,463)
   Reinsurance balances payable.............       (214)   (18,201)      5,735
   Other liabilities........................      3,868     14,126      18,617
   Premiums in course of collection.........    (59,187)   (10,877)   (285,188)
   Reinsurance recoverable on paid losses...    (16,295)   (25,363)     (8,515)
   Other assets.............................     (5,195)   (39,632)     16,263
  Policy acquisition costs deferred.........    (73,466)   (60,797)   (113,725)
  Policy acquisition costs amortized........     38,419     53,096     105,209
  Investment gains..........................       (276)       (32)     (3,283)
  Amortization and depreciation.............      3,229      3,562       4,803
  Gain on disposition of property, plant,          (213)      (115)        (38)
equipment...................................
                                              ---------    -------   ---------
   Net cash provided from (used in)              19,855     13,840     (59,155)
operations..................................
Investing Activities:
 Investments sold or matured:
 Fixed maturities held to maturity--matured,     18,316        --          --
     called.................................
 Fixed maturities available for sale--sold..      7,664        --      283,723
 Fixed maturities available for sale--           46,940     43,811         --
     matured, called........................
 Equity securities..........................      2,738        --        2,291
 Real estate................................        554        --          --
 Investments acquired:
 Fixed maturities available for sale........   (138,680)   (37,239)    (52,871)
 Equity securities..........................        (82)    (7,326)        --
 Net cash paid for acquisition(1)...........    (35,974)       --     (245,811)
 Net (increase) in short-term investments...    (17,571)    (9,490)    (13,610)
 Additions to property and equipment........     (2,604)    (1,754)     (4,182)
 Dispositions of property and equipment.....        533        236         289
                                              ---------    -------   ---------
   Net cash used in investing activities....   (118,166)   (11,762)    (30,171)
Financing Activities:
 Long-term borrowing........................    (28,000)       --          --
 Issuance of long & short term debt and         113,162      7,116     123,321
deferrable capital securities...............
 Issuance of treasury stock.................        --         563       6,302
 Acquisition of treasury stock..............       (520)   (10,597)    (21,164)
 Dividends paid.............................     (2,512)    (2,836)     (2,797)
 Exercise of stock options..................      1,614      1,481         828
                                              ---------    -------   ---------
   Net cash provided from (used in)              83,744     (4,273)    106,490
financing activities........................
                                              ---------    -------   ---------
Increase (decrease) in cash.................    (14,567)    (2,195)     17,164
Cash at beginning year......................     21,399      6,832       4,637
                                              ---------    -------   ---------
Cash at end of year.........................  $   6,832    $ 4,637   $  21,801
                                              =========    =======   =========

--------
(1) Vesta acquired The Hawaiian Insurance & Guaranty Company, Limited on June 19, 1995 and the operating subsidiaries of Anthem Casualty Insurance Group, Inc. on June 30, 1997.

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

  Financial Statement Presentation: Vesta Insurance Group, Inc. (Vesta) was incorporated by Torchmark Corporation on July 9, 1993 and capitalized on July 16, 1993 with a $50 million contribution from Torchmark and the contribution from Torchmark of all of the outstanding common stock of J. Gordon Gaines, Inc., Liberty National Reinsurance Company, Ltd, and Vesta Fire Insurance Corporation and its wholly-owned subsidiaries. On November 18, 1993, the Company completed an initial public offering of common stock which resulted in proceeds to the Company of approximately $51 million. At year-end 1997, Torchmark held approximately 28% of the outstanding common stock of the Company with the balance publicly traded.

  Nature of Operations: The Company is a holding company for a group of property and casualty insurance companies (the "Vesta Group") that offer treaty reinsurance and primary insurance on personal and commercial risks. The lead insurer in the Vesta Group is Vesta Fire Insurance Corporation ("Vesta Fire"). In both its reinsurance and primary insurance operations, the Company focuses primarily on property coverages. Gross premiums written by the Company in 1997 totalled $866.0 million. Gross premiums written in the reinsurance line were $535.4 million in 1997, substantially all of which were on personal (including automobile) risks and commercial property risks. Also, property (including auto physical damage) risks accounted for approximately 86% of the Company's gross premiums written in all lines in 1997.

  The availability and cost of reinsurance and retrocessional coverage may vary significantly over time and are subject to prevailing market conditions. Pricing on both assumed and ceded reinsurance weakened due to increased availability of reinsurance market capacity.

  Use of Estimates in the Preparation of the Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions are particularly important in determining the premiums in course of collection, reserves for losses and loss adjustment expenses and deferred policy acquisition costs.

  Investments: Investment securities are classified in three categories at date of purchase and accounted for as follows: (i) Debt securities which are purchased with the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (ii) Debt and equity securities which are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) Debt and equity securities which are not classified as either held-to-maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

  Short-term investments are carried at cost and include investments in certificates of deposit and other interest-bearing time deposits with original maturities of one year or less. If an investment becomes permanently impaired, such impairment is treated as a realized loss and the investment is adjusted to net realizable value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (DOLLAR AMOUNTS IN THOUSANDS)
NOTE A--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Gains and losses realized on the disposition of investments are recognized as revenues and are determined on a specific identification basis. Unrealized gains and losses on equity securities and fixed maturities available for sale, net of deferred income taxes, are reflected directly in stockholders' equity.

  Determination of Fair Values of Financial Instruments: Fair values for cash, short-term investments, short-term debt, receivables and payables approximate their carrying value. Fair values for investment securities and long-term debt are based on quoted market prices where available. Otherwise, fair values are based on quoted market prices of comparable instruments.

  Cash: Cash consists of balances on hand and on deposit in banks and financial institutions.

  Recognition of Premium Revenue: Earned premiums are generally recognized as revenue on a pro rata basis over the policy term. Due to the delay in reporting from its reinsurance cedants, the Company accrues unreported premium revenue on its assumed reinsurance business based on historical experience. These accrued premiums are necessarily based on estimates and, while management believes that the accruals are reasonable, the ultimate reported premium may be less than or in excess of the amounts accrued.

  Losses and Loss Adjustment Expenses: The liability for losses and loss adjustment expenses includes an amount determined from loss reports and individual cases. It also includes an amount for losses incurred but not reported which is based on past experience. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently. These reserves are established on an undiscounted basis and are reduced for estimates of salvage and subrogation.

  Deferred Acquisition Costs: Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Anticipated investment income is considered in determining recoverability of deferred acquisition costs on certain lines.

  Reinsurance: Reinsurance enables an insurance company, by assuming or ceding reinsurance, to diversify its risk and limit its financial exposure to risk and catastrophic events. However, reinsurance does not ordinarily relieve the primary insurer from its obligations to the insured. In the ordinary course of business, Vesta assumes business from other insurance organizations and also reinsures certain risks with other insurance organizations.

  Income Taxes: Vesta accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

  Property and Equipment: Property and equipment is reported at cost less allowances for depreciation. Depreciation is recorded primarily on the straight line method over the estimated useful lives of these assets which range from 2 to 5 years for equipment. Ordinary maintenance and repairs are charged to income as incurred.

  Goodwill: The company amortizes goodwill straight-line over a period of 15 years.

  Reclassification: Certain amounts in the financial statements presented have been reclassified from amounts previously reported in order to be comparable between years. These reclassifications have no effect on previously reported stockholders' equity or net income during the period involved.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE A--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Stock Split: On January 22, 1996 Vesta distributed one share for every two shares owned by shareholders of record as of January 5, 1996 in the form of a stock dividend. All prior year share and per share data has been restated to give effect for the dividend.

  Income Per Share: The Company adopted SFAS 128, "Earnings per share," effective year end 1997. This standard requires the dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement and a reconciliation of basic EPS to diluted EPS. As required by SFAS 128, all prior-period EPS data has been restated for comparability. Basic EPS is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Weighted average common shares outstanding for each period are as follows: 1997 18,600,000, 1996 18,860,000, 1995 18,842,000. Diluted EPS is calculated by adding to shares outstanding the additional net effect of potentially dilutive securities or contracts which could be exercised or converted into common shares. Weighted average diluted shares outstanding for each period are as follows: 1997 19,053,000, 1996 19,157,000, 1995 18,970,000.

  Recently Issued Accounting Standards: In June 1997, the FASB issued Financial Accounting Statement No. 130, Reporting Comprehensive Income, ("FAS130") and Financial Accounting Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, ("FAS131"). FAS130 establishes reporting and presentation standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. FAS130 is effective for both interim and annual financial statements issued for periods beginning after December 15, 1997, and also applies to financial statements presented for prior periods. FAS131 requires that financial and descriptive information be disclosed for each reportable operating segment based on the management approach. The management approach focuses on financial information that an enterprise's decision makers use to assess performance and make decisions about resource allocation. The statement also prescribes the enterprise-wide disclosures to be made about products, services, geographic areas and major customers. FAS131 is effective for annual financial statements issued for periods beginning after December 15, 1997, and for interim financial statements in the second year of application. The Company adopted FAS130 and FAS131 on January 1, 1998.

NOTE B--RESTATEMENT

  The Company has restated its consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995. The Company has restated its consolidated balance sheets for the years ended December 31, 1997 and 1996. The cumulative after tax effect for periods prior to January 1, 1995 has been reflected as a charge to beginning retained earnings on the consolidated statement of stockholders' equity. All information presented in the consolidated financial statements and related notes includes all such restatements.

  Subsequent to the filing of its quarterly report on Form 10-Q for the period ended March 31, 1998 with the Securities and Exchange Commission, the Company became aware of certain inappropriate reductions of reserves and overstatements of premium income in the Company's reinsurance business that had been recorded in the fourth quarter of 1997 and the first quarter of 1998. The Company promptly commenced an internal investigation to determine the exact scope and amount of such reductions and overstatements. Based on the information discovered in that investigation, the Company has restated its previously issued financial statements to make the necessary corrections.

  During its internal investigation the Company and its independent auditors also re-evaluated the accounting methodology being utilized to recognize earned premium income in its reinsurance business. The Company had historically reported certain assumed reinsurance premiums as earned in

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE B--RESTATEMENT (CONTINUED) the year in which the related reinsurance contracts were entered even though the terms of those contracts frequently bridged two years.

  The Company has now determined that reinsurance premiums should be recognized as earned over the contract period. Therefore, the Company has corrected the error in its accounting methodology which includes a revision of the actuarial methodology on which anticipated reinsurance premiums and losses were calculated.

  As a result of the restatement described above, the Company made the following adjustments to the Company's consolidated statements of operations and comprehensive income for the years ended December 31, 1997, 1996 and 1995 and cumulative adjustments to the December 31, 1997 Balance Sheet.


                                                                 CUMULATIVE
                                                            RESTATEMENTS THROUGH
                                                             DECEMBER 31, 1997
                                                            --------------------
      Premiums in course of collection.....................       $(78,962)
      Reinsurance balances receivable......................         53,415
      Reinsurance recoverable on paid losses...............         (1,275)
      Deferred acquisition costs...........................            825
      Other assets.........................................          9,484
      Reserves for losses and loss adjustment expenses.....        (76,457)
      Reinsurance balances payable.........................         17,569
      Other liabilities....................................        (15,290)
                                                                  --------
       Total pretax........................................        (90,691)
      Tax effect on above items............................         31,137
                                                                  --------
                                                                  $(59,554)
                                                                  ========

  The effect of the restatements, as discussed above, on the income statement line items, is shown in the following table:

                                             AS PREVIOUSLY                 AS
      1995                                     REPORTED    RESTATEMENTS RESTATED
      ----                                   ------------- ------------ --------
      Total revenue........................    $400,266      $(68,724)  $331,542
      Losses incurred......................     206,513       (20,129)   186,384
      Loss adjustment expenses incurred....      12,578           --      12,578
      Policy acquisition expenses..........      87,022       (17,823)    69,199
      Operating Expenses...................      18,747           --      18,747
      Premium taxes and fees...............       6,037           --       6,037
      Interest on debt.....................       5,273           --       5,273
      Goodwill amortization................         264           --         264
      Income taxes.........................      21,133       (10,665)    10,468
                                               --------      --------   --------
       Net income..........................    $ 42,699      $(20,107)  $ 22,592
                                               ========      ========   ========
       Basic net income per common share...       $2.27                    $1.20
                                               ========                 ========
       Diluted net income per common share.       $2.25                    $1.19
                                               ========                 ========

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

                                             AS PREVIOUSLY                 AS
      1996                                     REPORTED    RESTATEMENTS RESTATED
      ----                                   ------------- ------------ --------
      Total revenue.........................   $535,280      $(72,576)  $462,704
      Losses incurred.......................    273,090       (43,137)   229,953
      Loss adjustment expenses incurred.....     21,830           --      21,830
      Policy acquisition expenses...........    127,503        (8,895)   118,608
      Operating Expenses....................     21,167           --      21,167
      Premium taxes and fees................      5,928           --       5,928
      Interest on debt......................     10,059           --      10,059
      Goodwill amortization.................        484           --         484
      Income taxes..........................     24,982        (7,120)    17,862
                                               --------      --------   --------
      Net income............................   $ 50,237      $(13,424)  $ 36,813
                                               ========      ========   ========
      Basic net income per common share.....      $2.66                    $1.95
                                               ========                 ========
      Diluted net income per common share...      $2.62                    $1.92
                                               ========                 ========

                                             AS PREVIOUSLY                 AS
      1997                                     REPORTED    RESTATEMENTS RESTATED
      ----                                   ------------- ------------ --------
      Total revenue........................    $563,684      $ (4,689)  $558,995
      Losses incurred......................     252,098         4,731    256,829
      Loss adjustment expenses incurred....      24,864           --      24,864
      Policy acquisition expenses..........     122,743        10,241    132,984
      Operating Expenses...................      38,913           --      38,913
      Premium taxes and fees...............       9,086          (519)     8,567
      Interest on debt.....................      10,860           --      10,860
      Goodwill amortization................       4,007           --       4,007
      Income taxes.........................      35,420        (6,372)    29,048
      Deferred capital securities interest.       5,050           --       5,050
                                               --------      --------   --------
       Net income..........................    $ 60,643      $(12,770)  $ 47,873
                                               ========      ========   ========
       Basic net income per common share...       $3.26                    $2.57
                                               ========                 ========
       Diluted net income per common share.       $3.18                    $2.51
                                               ========                 ========

NOTE C--STATUTORY ACCOUNTING
  Insurance subsidiaries of Vesta are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. The tables set forth below reflect the Company's revision of its accounting for its assumed reinsurance business to reflect only accident/calendar year information. Effective with its year end 1997 statutory filings, the adjustments reversed, in the form of a one-time charge, the cumulative effect of the Company's prior practice of making estimates for reinsurance assumed on a combined underwriting and accident year basis, the accounting practice consistently applied over prior years. On a GAAP basis, the revision was accounted for by restating prior financial statements. Consolidated net income
(loss) and stockholders' equity on a statutory basis for the insurance subsidiaries were as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1996     1997
                                                     -------- -------- --------
      Net income (loss)............................. $ 14,745 $ 46,745 $(44,941)
      Stockholders' equity..........................  318,997  352,695  317,875

  The excess, if any, of stockholders' equity of the insurance subsidiaries on a GAAP basis over that determined on a statutory basis is not available for distribution to its stockholders without regulatory approval.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

  A reconciliation of Vesta's insurance subsidiaries' statutory net income
(loss) to Vesta's consolidated GAAP net income is as follows:

                                                YEAR ENDED DECEMBER 31,
                                              -----------------------------
                                                1995      1996      1997
                                              --------  --------  ---------
      Statutory net income (loss)............ $ 14,745  $ 46,745  $ (44,941)
      Deferral of acquisition costs..........   73,466    60,797    112,981
      Amortization of acquisition costs......  (38,419)  (53,096)  (105,210)
      Differences in insurance policy             (571)    1,104     13,177
      liabilities............................
      Reinsurance premium and loss accrual...  (20,107)  (13,424)    46,785 (1)
      Deferred income taxes..................   (6,609)   (5,499)    18,220
      Income of non-insurance entities.......        3       670     10,592
      Investment gains.......................      348       --         276
      Goodwill amortization..................     (263)     (484)    (4,007)
                                              --------  --------  ---------
      GAAP net income........................ $ 22,592  $ 36,813  $  47,873
                                              ========  ========  =========

  A reconciliation of Vesta's insurance subsidiaries' statutory stockholders' equity to Vesta's consolidated GAAP stockholders' equity is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1995       1996      1997
                                                ---------  --------  ---------
      Statutory stockholder's equity........... $ 318,997  $352,695  $ 317,875
      Differences in insurance policy
      liabilities..............................     1,273     2,376     15,554
      Deferred acquisition costs...............    67,831    75,532    102,123
      Deferred income taxes....................   (16,089)  (21,463)     1,379
      Nonadmitted assets.......................    (1,111)    1,267        297
      Goodwill.................................     7,522     7,339     96,141
      Net liabilities of non-insurance
      entities.................................  (103,198) (101,914)  (231,204)
      Reinsurance premium and loss accrual(1)..   (33,360)  (46,785)       --
      Unrealized gain on investments...........     5,394     2,872      6,184
                                                ---------  --------  ---------
      GAAP stockholders' equity................ $ 247,259  $271,919  $ 308,349
                                                =========  ========  =========

--------
(1) Vesta Fire has revised its statutory accounting for its assumed reinsurance business to reflect only accident/calendar year information. Effective with its year end 1997 statutory filings, the adjustments reversed, in the form of a one-time charge, the cumulative effect of the Company's prior practice of making estimates for reinsurance assumed on a combined underwriting and accident year basis, the accounting practice consistently applied over prior years. On a GAAP basis, the correction was accounted for by restating prior financial statements.

  The Company's insurance subsidiaries are subject to regulation by the insurance departments of states in which they are licensed and undergo examinations by those departments. Vesta Fire is currently undergoing an examination by the Alabama Department of Insurance. This examination could result in adjustments to Vesta Fire's statutory statements, including policyholder surplus. Management does not believe that such adjustments, if any, would have a material impact on the Company's financial position or results of operations.

 Restrictions on Dividends: Vesta relies on dividends from its subsidiaries to meet its cash requirements and to pay dividends to its stockholders. The payment of dividends by Vesta's insurance subsidiaries are subject to certain limitations imposed by the insurance laws of the States of Alabama,

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE C--STATUTORY ACCOUNTING (CONTINUED)

Indiana, Ohio, Hawaii and Texas. The restrictions are generally based on certain levels of surplus, investment income and operating income, as determined under statutory accounting practices. Alabama, Indiana, Ohio, Texas and most other states that regulate Vesta's operations permit dividends in any year which together with other dividends or distributions made within the preceding 12 months, do not exceed the greater of (i) 10% of statutory surplus as of the end of the preceding year or (ii) the net income for the preceding year, with larger dividends payable only upon prior regulatory approval. Hawaii law limits dividends to the lesser of (i) and (ii) without prior approval. Certain other extraordinary transactions between an insurance company and its affiliates, including sales, loans or investments which in any twelve-month period aggregate at least 3% of its admitted assets or 25% of its statutory capital and surplus, also are subject to prior approval by the Department of Insurance. Based upon restrictions presently in effect, the maximum amount available for payment of dividends to the Company by its insurance subsidiaries in 1998 without prior approval of regulatory authorities is estimated to be approximately $31.8 million.

 Risk-Based Capital Requirements. The NAIC adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula which attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies. Under the formula, a company determines its "risk-based capital" ("RBC") by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). Risk-based capital rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" ("ACL") of RBC. Based on calculations made by the Company, the risk-based capital levels for each of the Company's insurance subsidiaries did not trigger regulatory attention.

NOTE D--INVESTMENT OPERATIONS
  Investment income is summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                       1995     1996     1997
                                                      -------  -------  -------
      Fixed maturities............................... $13,839  $16,668  $23,876
      Equity securities..............................     108      199      248
      Short-term investments.........................   4,566    6,982   12,763
                                                      -------  -------  -------
                                                       18,513   23,849   36,887
      Less investment expense........................    (541)    (701)    (927)
                                                      -------  -------  -------
      Net investment income.......................... $17,972  $23,148  $35,960
                                                      =======  =======  =======

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE D--INVESTMENT OPERATIONS (CONTINUED)


  An analysis of gains (losses) from investments is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                     1995     1996     1997
                                                    -------  -------  -------
      Realized investment gains (losses) from:
       Fixed maturities............................ $   (78) $  (139) $ 3,000
       Real estate.................................     300      --       --
       Equity securities...........................      54      171      283
                                                    -------  -------  -------
                                                        276       32    3,283
                                                    =======  =======  =======
      Net change in unrealized investment gains
      (losses) on:
       Fixed maturities available for sale......... $ 7,402  $(2,523) $ 3,772
       Equity securities available for sale........   1,001    1,349    5,542
       Applicable tax..............................  (2,940)     411   (3,927)
                                                    -------  -------  -------
      Net change in unrealized gains (losses)...... $ 5,463  $  (763) $ 5,387
                                                    =======  =======  =======
      Net increase (decrease) in fair value
       relative to amortized cost of fixed
       maturities during the year.................. $12,985  $(2,523) $ 3,772
                                                    =======  =======  =======

  A summary of fixed maturities and equity securities by amortized cost and estimated fair value at December 31, 1995 and 1996 is as follows:

                                                   GROSS      GROSS
                                       AMORTIZED UNREALIZED UNREALIZED   FAIR
1996:                                    COST      GAINS      LOSSES    VALUE
-----                                  --------- ---------- ---------- --------
Fixed maturities available for sale:
 United States Government............. $ 37,398   $   246      $ 69    $ 37,576
 States, municipalities and political
  subdivisions........................  155,966     1,705        48     157,623
 Foreign governments..................    2,000         6         0       2,006
 Corporate............................  102,902     1,187        78     104,011
 Mortgage-backed securities, GNMA
  collateral..........................    7,760        13        91       7,682
                                       --------   -------      ----    --------
  Total Fixed Maturities..............  306,026     3,157       286     308,898
Equity securities.....................    4,365     3,961         0       8,326
                                       --------   -------      ----    --------
  Total portfolio..................... $310,391   $ 7,118      $286    $317,224
                                       ========   =======      ====    ========
1997:
-----
Fixed maturities available for sale:
 United States Government............. $ 84,896   $ 1,348      $ 96    $ 86,148
 States, municipalities and political
  subdivisions........................  145,567     2,891         0     148,458
 Foreign governments..................    3,643       102         0       3,745
 Corporate............................  194,672     1,844       107     196,409
 Mortgage-backed securities, GNMA
  collateral..........................   60,145       743        82      60,806
                                       --------   -------      ----    --------
  Total Fixed Maturities..............  488,923     6,928       285     495,566
Equity securities.....................   10,921     9,503         0      20,424
                                       --------   -------      ----    --------
  Total portfolio..................... $499,844   $16,431      $285    $515,990
                                       ========   =======      ====    ========

  A schedule of fixed maturities held for investment by contractual maturity at December 31, 1997 is shown below on an amortized cost basis and on a fair value basis. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE D--INVESTMENT OPERATIONS (CONTINUED)

                                                             AMORTIZED   FAIR
                                                               COST     VALUE
                                                             --------- --------
     Due in one year or less................................ $ 99,960  $100,201
     Due from one to five years.............................  210,805   213,262
     Due from five to ten years.............................  117,617   120,843
     Due in ten years or more...............................      396       454
                                                             --------  --------
                                                              428,778   434,760
     Mortgage backed securities, including
      GNMA's and GNMA collateral............................   60,145    60,806
                                                             --------  --------
     Total.................................................. $488,923  $495,566
                                                             ========  ========

  Proceeds from sales of fixed maturities were $8 million in 1995, $40 million in 1996 and $284 million in 1997. Gross gains realized on those sales were $273 thousand in 1995, $23 thousand in 1996 and $3,386 thousand in 1997. Gross losses on those sales were $351 thousand in 1995, $161 thousand in 1996 and $329 thousand in 1997.

NOTE E--PROPERTY AND EQUIPMENT

  A summary of property and equipment used in the business is as follows:

                                         DECEMBER 31, 1996   DECEMBER 31, 1997
                                        ------------------- --------------------
                                               ACCUMULATED          ACCUMULATED
                                         COST  DEPRECIATION  COST   DEPRECIATION
                                        ------ ------------ ------- ------------
      Building and real estate......... $  --     $  --     $16,518   $ 8,415
      Data processing equipment........  2,610     1,990      7,383     2,557
      Furniture and office equipment...  3,099     1,467      3,952     1,776
      Other............................  2,035       367      3,744       756
                                        ------    ------    -------   -------
                                        $7,744    $3,824    $31,597   $13,504
                                        ======    ======    =======   =======

  Depreciation expense on property and equipment used in the business was $1,037 thousand, $1,415 thousand, and $2,940 thousand in each of the years 1995, 1996, 1997.

NOTE F--DEFERRED POLICY ACQUISITION COSTS

  Deferred policy acquisition costs for the years ended December 31, 1995 1996 and 1997 are summarized as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1995      1996      1997
                                                  --------  --------  ---------
      Balance at beginning of year..............  $ 32,784  $ 67,831  $  75,532
      Deferred policy acquisition costs acquired
       from Anthem Casualty Group...............       --        --      18,820
      Deferred during period....................    73,466    60,797    112,981
      Amortized during period...................   (38,419)  (53,096)  (105,209)
                                                  --------  --------  ---------
      Balance at end of year....................  $ 67,831  $ 75,532  $ 102,124
                                                  ========  ========  =========

  Commissions comprise the majority of the additions to deferred policy acquisition costs in each year.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

NOTE G--RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

  The table below presents a reconciliation of beginning and ending loss and loss adjustment expense reserves for the last three years:

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1995      1996       1997
                                                 --------  ---------  --------
   Losses and LAE reserves at beginning of       $110,297  $ 168,502  $173,275
   year........................................
   Increases (decreases) in provision for
   losses and LAE for claims incurred:
    Current year...............................   208,315    272,482   289,257
    Prior year.................................    (9,352)   (20,697)   (7,564)
   Acquisition of Shelby.......................       --         --    300,315
   Losses and LAE payments for claims incurred:
    Current year...............................   (92,925)  (158,409)  (23,129)
    Prior year.................................   (47,833)   (88,603) (135,357)
                                                 --------  ---------  --------
   Gross loss and LAE reserves.................  $168,502  $ 173,275  $596,797
                                                 ========  =========  ========

NOTE H--RELATED PARTY TRANSACTIONS

  Vesta leases office space from Torchmark Development Corporation, a wholly owned subsidiary of Torchmark. Rent expense of $494 thousand, $566 thousand and $718 thousand was charged to operations for the years ended December 31, 1995, 1996 and 1997, respectively, related to this lease agreement.

  Waddell & Reed Asset Management Company, a subsidiary of Torchmark ("WRAMCO"), provides investment advice and services to the Company and its subsidiaries in connection with the management of their respective portfolios pursuant to an Investment Services Agreement. The Company paid $222 thousand, $409 thousand and $394 thousand in fees to WRAMCO pursuant to the Investment Services Agreement in 1995, 1996 and 1997, respectively.

  On September 13, 1993, Vesta Fire Insurance Corporation, a wholly owned subsidiary of the Company ("Vesta Fire"), and Liberty National Life Insurance Company ("Liberty National"), a wholly owned subsidiary of Torchmark, entered into a Marketing and Administrative Services Agreement, pursuant to which Vesta Fire marketed certain of its industrial fire insurance products through agents of Liberty National. Under this agreement, Liberty National pays to Vesta Fire an amount equal to all premiums collected by Liberty National after deducting all expenses incurred by Liberty National which are directly attributable to the industrial fire insurance products and after deducting a fee for administrative services. Such fee for 1995, 1996 and 1997 was $2,305 thousand, $1,702 thousand and $1,353 thousand, respectively. This agreement was terminated effective April 30, 1995, and these products are no longer marketed through Liberty National agents. However, Liberty National continues to service the existing business.

NOTE I--COMMITMENTS AND CONTINGENCIES

  Litigation: Commencing in June 1998, the Company and several of its current and former officers and directors were named in several purported class action law suits in the United States District Court for the Northern District of Alabama and in one purported class action law suit in the Circuit Court of Jefferson County, Alabama. The complaints allege various violations of the federal and state securities laws and seek unspecified but potentially significant damages. The Company is presently evaluating these complaints and is unable, at this time, to determine the potential financial impact of the litigation.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

  The Company, through its subsidiaries, is routinely a party to pending or threatened legal proceedings and arbitrations. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims and miscellaneous other causes of action. These lawsuits may include claims for punitive damages in addition to other specified relief. Based upon information presently available, and in light of legal and other defenses available to the Company and its subsidiaries, management does not consider liability from any threatened or pending litigation to be material.

  Leases: The Company leases office space for its home office and HIG under operating lease arrangements. These leases contain various renewal options and escalation clauses. Rental expense for operating leases was $706 thousand, $1,014 thousand, and $1,206 thousand, for the years ending December 31, 1995, 1996, and 1997, respectively. Future minimum rental commitments required under these leases are approximately $1.5 million per year.

  Concentrations of Credit Risk: Vesta maintains a highly-diversified investment portfolio with limited concentrations in any given region, industry, or economic characteristic. At December 31, 1997, the investment portfolio consisted of securities of the U.S. government or U.S. government backed securities (13.1%); mortgage backed securities, GNMA collateral (9.3%); investment grade corporate bonds (29.9%); cash and short-term investments (21.4%); securities of state and municipal governments (22.6%); securities of foreign governments (.6%); and corporate common stocks (3.1%). Corporate equity and debt investments are made in a wide range of industries. All of Vesta's investments at year-end 1997 were rated investment-grade.

  As discussed in note C, the Company corrected its accounting for assumed reinsurance business. The impact of the aforementioned correction has been reflected in amounts ceded under the Company's 20 percent whole account quota share treaty. The aggregate amount recoverable from the reinsurers under this treaty totaled $40.3 million at December 31, 1997. The Company believes that such treatment is appropriate under the terms of this treaty. However, the Company is currently negotiating the renewal of this treaty, which expired June 30, 1998, and the impact of the correction in accounting methodology is an element of those negotiations. The effect of the results of those negotiations on the Company's financial position or results of operations as of December 31, 1997, if any, cannot be determined at this time.

  At December 31, 1997, the Company has unsecured reinsurance recoverables from six reinsurers that are in excess of 3% of statutory surplus, the largest of which is $34 million.

NOTE J--SUPPLEMENTAL DISCLOSURES FOR CASH FLOW STATEMENT

  The following table summarizes Vesta's non-cash transactions, which are not reflected on the Statement of Cash Flow, as required by GAAP:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1995    1996   1997
                                                         --------- -------------
     Paid in capital from tax benefit of stock option    $     101 $ 337 $ 2,574
     exercises.........................................
     Transfer of fixed maturities from held to maturity
      to available for sale............................   $121,627 $ --  $   --

  The following table summarizes certain amounts paid during the period as required by GAAP:

                                                       YEAR ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1995    1996    1997
                                                     ------- ------- -------
     Interest paid.................................. $ 5,253 $ 9,494 $15,113
     Income taxes paid.............................. $14,989 $21,500 $22,571

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

NOTE K--REINSURANCE

  Vesta engages in reinsurance ceded transactions as part of its overall underwriting and risk management strategy. Vesta's reinsurance ceded programs include coverages which limit the amount of individual claims to a fixed amount or percentage and which limit the amount of claims related to catastrophes.

  The effect on premiums earned and losses and loss adjustment expenses incurred of all reinsurance ceded transactions are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1996     1997
                                                      -------- -------- --------
     Reinsurance ceded:
      Premiums ceded................................. $117,654 $149,964 $300,799
      Losses and loss adjustment expenses recovered
       and recoverable...............................   90,522  134,756  362,726

  The amounts deducted from reserves for unpaid losses and loss adjustment expenses and unearned premiums that Vesta would remain liable for should reinsuring companies be unable to meet their obligations are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1996         1997
                                                       ----------- ------------
     Losses and loss adjustment expense............... $    60,343 $    215,780
     Unearned premiums................................      55,477       94,253

  Vesta engages in assumed reinsurance transactions as part of its overall business strategy. The effect on premiums earned and losses and loss adjustment expenses of all assumed reinsurance transactions, including involuntary pools, are as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1995     1996     1997
                                                      -------- -------- --------
     Premiums assumed................................ $290,822 $427,476 $538,655
     Losses and loss adjustment expenses assumed.....  181,023  288,835  333,488

  The effect of reinsurance on premiums written and earned is as follows:

                                     1995                  1996                 1997
                              --------------------  --------------------  ------------------
                               WRITTEN    EARNED     WRITTEN    EARNED    WRITTEN    EARNED
                              ---------  ---------  ---------  ---------  --------  --------
     Direct.................. $ 163,005  $ 139,910  $ 153,413  $ 161,824  $287,032  $279,802
     Assumed.................   290,822    290,822    498,359    427,476   579,019   538,655
     Ceded...................  (127,554)  (117,654)  (183,716)  (149,964) (339,576) (300,799)
                              ---------  ---------  ---------  ---------  --------  --------
       Net premiums.......... $ 326,273  $ 313,078  $ 468,056  $ 439,336  $526,475  $517,658
                              =========  =========  =========  =========  ========  ========

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

NOTE L--INCOME TAXES

  Income tax expense for the years ended December, 1995, 1996 and 1997 was allocated as follows:

                                                       1995    1996     1997
                                                      ------- -------  -------
Operating income..................................... $10,468 $17,862  $29,048
Deferrable Capital Securities........................      --      --   (2,719)
Stockholder's equity, for unrealized gains (losses)..   2,941    (413)   3,927
Stockholder's equity, for compensation expense for
 tax purposes in excess of amounts recognized for
 financial reporting purposes........................     101     337   (2,574)
                                                      ------- -------  -------
                                                      $13,510 $17,786  $27,682
                                                      ======= =======  =======

  Income tax expense attributable to income from operations consists of:

                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       -------  -------  -------
     Current tax expense.............................. $13,406  $19,483  $25,849
     Deferred tax expense.............................  (2,938)  (1,621)   3,199
                                                       -------  -------  -------
      Total........................................... $10,468  $17,862  $29,048
                                                       =======  =======  =======

  Vesta's effective income tax rate differed from the statutory income tax rate as follows:

                                               YEAR ENDED DECEMBER 31,
                                         ----------------------------------------
                                            1995          1996          1997
                                         ------------  ------------  ------------
                                         AMOUNT    %   AMOUNT    %   AMOUNT    %
                                         -------  ---  -------  ---  -------  ---
     Statutory federal income tax rate.  $11,571   35% $19,136   35% $28,690   35%
     Increases (reductions) in tax
     resulting from:
      Tax exempt investment income.....   (1,974)  (3)  (2,240)  (3)  (2,019)  (2)
      State income tax.................       --   --       --   --      337   --
      Other............................      871    1      966    1    2,040    2
                                         -------  ---  -------  ---  -------  ---
                                         $10,468   33% $17,862   33% $29,048   35%
                                         =======  ===  =======  ===  =======  ===

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities included in other liabilities at December 31, 1996 and 1997 are presented below:

                                                                  1996    1997
                                                                 ------- -------
     Deferred tax assets:
      Unearned and advance premiums............................. $12,099 $19,439
      Reinsurance recoverables..................................  24,814  26,321
      Discounted unpaid losses..................................   4,325   9,795
                                                                 ------- -------
     Total gross deferred tax assets............................ $41,238 $55,555
                                                                 ======= =======
     Deferred tax liabilities:
      Deferred acquisition costs................................ $26,436 $35,455
      Contingent commissions....................................   8,010   6,008
      Unrealized gains..........................................   2,390   6,317
      Fixed assets..............................................     100   1,470
      Contingent receivables....................................      --   2,467
      Goodwill..................................................      --   2,252
      Other.....................................................     951     207
                                                                 ------- -------
     Total gross deferred tax liabilities....................... $37,887 $54,178
                                                                 ------- -------
     Net deferred tax asset..................................... $ 3,351  $1,379
                                                                 ======= =======

  A valuation allowance for deferred tax assets, as of December 31, 1996 and 1997, was not necessary.

NOTE M--RETIREMENT PLANS

  Vesta has a defined contribution retirement and savings plan and a supplemental executive retirement plan. These plans are fully funded at year-end 1997. Vesta's total cost for benefits under these plans since the Offering date was $319,337 for 1995, $348,125 for 1996 and $721,693 for 1997.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE N--SEGMENT INFORMATION

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1995      1996       1997
                                                 --------  --------  ----------
Revenues
 Reinsurance Operations
  Net premiums earned........................... $221,933  $342,452  $  335,359
  Net investment income.........................   12,740    18,043      23,296
  Investment gains .............................      196        25       2,127
                                                 --------  --------  ----------
   Total reinsurance............................  234,869   360,520     360,782
 Primary insurance operations
  Net premiums earned...........................   91,145    96,884     182,299
  Net investment income.........................    5,232     5,105      12,664
  Investment gains .............................       80         7       1,156
                                                 --------  --------  ----------
   Total primary................................   96,457   101,996     196,119
 Other operations revenues......................      216       188       2,094
                                                 --------  --------  ----------
   Total revenues............................... $331,542  $462,704  $  558,995
                                                 ========  ========  ==========
Total pretax income from operations
 Reinsurance Operations
  Underwriting gain ............................ $  5,014  $ 35,168  $   38,072
  Net investment income.........................   12,740    18,043      23,296
  Investment gains .............................      196        25       2,127
                                                 --------  --------  ----------
   Total reinsurance............................   17,950    53,236      63,495
 Primary insurance operations
  Underwriting gain ............................   15,119     6,682      17,429
  Net investment income.........................    5,232     5,105      12,664
  Investment gains .............................       80         7       1,156
  Goodwill......................................     (264)    (484)      (4,007)
                                                 --------  --------  ----------
   Total primary................................   20,167    11,310      27,242
 Other operations
  Other income..................................      216       188       2,094
  Interest expense..............................   (5,273)  (10,059)    (10,860)
                                                 --------  --------  ----------
   Total other (expense)........................   (5,057)   (9,871)     (8,766)
                                                 --------  --------  ----------
   Total pretax income from operations.......... $ 33,060  $ 54,675  $   81,971
                                                 ========  ========  ==========
  Total identifiable assets
  Reinsurance operations........................ $517,367  $676,581  $1,059,933
  Primary operations............................  218,391   194,804     578,374
                                                 --------  --------  ----------
   Total identifiable assets.................... $735,758  $871,385  $1,638,307
                                                 ========  ========  ==========

NOTE O--DEBT

  On July 19, 1995, the Company issued $100 million of its 8.75% Senior Debentures due July 15, 2025. The Debentures are not subject to redemption or any sinking fund prior to maturity. The Debentures are unsecured and rank on parity with all of its other unsecured and unsubordinated indebtedness. The Debentures contain covenants that limit the ability of the Company or its subsidiaries to issue, sell or otherwise dispose of shares of voting common stock of any Restricted Subsidiary and limit the ability of the Company or its subsidiaries to pledge the shares of capital stock of any subsidiary. The Debentures also place certain limitations on the Company's ability to consolidate or merge with or sell its assets substantially as an entirety. The Company used the proceeds from the sale to repay a $28,000,000 loan from a Torchmark affiliate, and to increase the capital and surplus of its principal insurance subsidiary, Vesta Fire Insurance Corporation.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE O--DEBT (CONTINUED)

  On January 31, 1997, Vesta Capital Trust I, a Delaware business trust controlled by the Company, sold $100 million of its 8.525% Deferrable Capital Securities. These securities have a 30 year maturity and are not redeemable except in certain limited circumstances. These securities were sold in a private placement transaction to qualified institutional buyers and were not registered under Securities Act of 1933 pursuant to an exemption from registration provided by Rule 144A promulgated thereunder. A portion of the proceeds from the sale of these securities were used to repay indebtedness under the Company's existing lines of credit and for general corporate purposes.

  In April of 1997, Vesta increased the size of its line of credit to $200 million from $100 million. The interest charge on the funds borrowed is either
(i) the London Interbank Rate plus 0.25% or (ii) the higher of the prime rate and the Federal Funds rate plus 0.5%, at the Company's discretion. At December 31, 1997 the London Interbank three month rate was 5.91% and the Federal Funds rate was 5.56%.There was a balance of $45 million under this line of credit at December 31, 1997. The line of credit contains covenants which (1) restricts the Company from incurring consolidated indebtedness greater than 42.5% of the sum of the Company's consolidated indebtedness and consolidated net worth, (2) requires the Company to maintain consolidated net worth to be equal to or greater than $350,000,000 plus 50% of the aggregate of consolidated net income for each fiscal quarter ending after September 30, 1996 up to and including the fiscal quarter then ending minus the aggregate amount of all dividends paid with respect to the Company's equity securities at any time after September 30, 1996, (3) requires the Company to maintain a ratio of consolidated income before interest and taxes to consolidated interest expense of 3.0 to 1.0 ("the Fixed Charge Ratio"), and (4) requires the Company to maintain total adjusted capital (within the meaning of Risk-Based Capital for Insurers Model Act ("Model Act")) of Vesta Fire to be equal to or greater than 150% of the applicable "Company Action Level RBC" (within the meaning of the model act). Subsequent to the period ended June 30, 1998, the Company's banks agreed to amend the Fixed Charge Ratio as of the last day of the fiscal quarter ended June 30, 1998 and waive any Event of Default arising from noncompliance with such covenant as of June 30, 1998. As an inducement to the Company's banks to enter into such amendment and waiver, the Company has agreed not to request any additional borrowings under this Credit Agreement until such time as the Company has delivered financial statements to the banks in form and substance satisfactory to the banks.

NOTE P--STOCK OPTIONS

  During 1995, the Financial Accounting Standards Board issued Financial Accounting Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"). The Statement defines a fair value based method of accounting for an employee stock option. It also allows an entity to continue using the intrinsic valued based accounting method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has continued to use this method to account for its stock options. However, FAS 123 requires entities electing to remain with the intrinsic method of accounting to provide pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as well as other disclosures about the Company's stock-based employee compensation plans. Information about the Company's stock option plans and the related required disclosures follow.

  Prior to completion of the Company's initial public offering, the Company's stockholders approved the Vesta Insurance Group, Inc. Long Term Incentive Plan ("Plan"), which provided for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights, and deferred stock awards, and in certain instances grants of options to directors. The Company's stockholders approved certain amendments to the Plan effective May 16, 1995, including an amendment to increase

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE P--STOCK OPTIONS (CONTINUED)

the shares of the Company's common stock available for awards under the Plan from 1,091,400 shares to 2,221,998 shares and an amendment to delete the provision for the grant of options to non-employee directors. The Company's stockholders also approved the Vesta Insurance Group, Inc. Non-Employee Director Stock Plan ("Director Plan") effective May 16, 1995, which provides for grants to the Company's non-employee directors of stock options and restricted stock.

  Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997, respectively; risk-free interest rates of 6.37 percent and 5.75 percent; dividend yields of .37 and .27 percent; volatility factor of the expected market price of the Company's common stock of 34.0 and 38.75; and a weighted-average expected life of the options of ten years for both years.

  The Company's actual and pro forma information follows (in thousands except for earnings per share information):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
      NET INCOME:
       As reported............................................. $36,813 $47,873
       Pro forma...............................................  34,020  44,589
      BASIC NET INCOME PER COMMON SHARE:
       As reported............................................. $  1.95 $  2.57
       Pro forma...............................................    1.80    2.40
      DILUTED NET INCOME PER COMMON SHARE:
       As reported............................................. $  1.92 $  2.51
       Pro forma...............................................    1.78    2.34

  The following summary sets forth activity under the Plan for the years ended December 31:

                                1995                1996                1997
                         ------------------- ------------------- -------------------
                                   WEIGHTED-           WEIGHTED-           WEIGHTED-
                                    AVERAGE             AVERAGE             AVERAGE
                                   EXERCISE            EXERCISE            EXERCISE
                          OPTIONS    PRICE    OPTIONS    PRICE    OPTIONS    PRICE
                         --------- --------- --------- --------- --------- ---------
Outstanding--beginning
 of the year............   828,896  $16.06   1,055,699  $18.37   1,022,872  $20.38
Granted.................   414,409   21.98     129,394   31.93     135,085   51.64
Exercised...............    42,750   15.63      55,667   15.51     220,506   17.15
Forfeited...............   144,856   16.31     106,554   16.99         --      --
                         ---------  ------   ---------  ------   ---------  ------
Outstanding--end of the
 year................... 1,055,699  $18.37   1,022,872  $20.38     937,451  $25.65
                         =========  ======   =========  ======   =========  ======
Weighted-average fair
 value of options
 granted during the
 year................... $   28.37           $   25.85           $   36.89

  Of the 937,451 outstanding options at December 31, 1997, 549,087 were exercisable with the remaining having varying vesting periods. Exercise prices for options outstanding as of December 31, 1997 ranged from $14.88 to $55.44. Unexercised options with exercise prices of less than $25.00 for 589,852 shares had a weighted average contractual life of 6.9 years and a weighted average exercise price of $18.13 while unexercised options with exercise prices greater than $25.00 for 347,599 shares had a weighted average contractual life of 9.2 years and a weighted average exercise price of $38.42.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS)

  In 1993, the Company entered into restricted stock agreements under which Vesta granted 153,300 shares of common stock at $10.26 per share to officers of the Company in exchange for promissory notes. In 1994, an additional 60,000 shares of Common Stock at $18.92 per share were issued to an officer of the Company under a restricted stock agreement in exchange for a promissory note. The common stock is being held by the Company as security for repayment of the notes. A portion of the shares will be released to the officers annually as they repay the promissory notes. The Company intends to pay cash bonuses each year in amounts sufficient to reduce the notes by the amount of the purchase price for the shares which are earned in that year. During 1995 the company acquired 31,192 shares of its common stock with respect to previously granted awards of restricted stock in exchange for release of indebtedness of $320 thousand. The balance of the notes at December 31, 1995 was $3,162 thousand. During 1996 the Company acquired 19,564 shares of its common stock with respect to previously granted awards of restricted stock in exchange for release of indebtedness of $169 thousand. The balance of the notes at December 31, 1996 was $3,207 thousand. During 1997 the Company did not acquire any shares of its common stock with respect to previously granted awards of restricted stock. The balance of the notes at December 31, 1997 was $3,891 thousand. The promissory notes and the unearned compensation are shown as deductions from stockholders equity.

  In 1995, the Company entered into restricted stock agreements under which the Company granted 23,333 shares of restricted common stock to certain officers of the Company. The Company entered into restricted stock agreements under which the Company granted 23,144 and 20,915 shares of restricted common stock to certain employees of the Company and 5,664 and 9,632 shares of restricted common stock to certain directors of the Company in 1996 and 1997, respectively. The common stock with respect to all awards of restricted stock is being held by the Company until the restrictions lapse.

NOTE Q--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following is a summary of quarterly financial data, in thousands except per share data:

                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                              MARCH 31, 1997         JUNE 30, 1997        SEPTEMBER 30, 1997     DECEMBER 31, 1997
                          ---------------------- ---------------------- ---------------------- ----------------------
                          PREVIOUSLY             PREVIOUSLY             PREVIOUSLY             PREVIOUSLY
                           REPORTED  AS RESTATED  REPORTED  AS RESTATED  REPORTED  AS RESTATED  REPORTED  AS RESTATED
                          ---------- ----------- ---------- ----------- ---------- ----------- ---------- -----------
Gross premiums written..   $203,831   $171,187    $203,043   $203,043    $244,513   $239,794    $219,522   $252,025
Net premiums written....    131,316    105,736     137,186    137,186     114,405    114,405     148,257    169,148
Premiums earned.........    125,620    100,040     133,717    133,717     153,287    153,287     109,723    130,614
Net investment income...      6,147      6,147       7,178      7,178      10,363     12,251      12,251     10,384
Operating costs and
 expenses...............    108,850     94,504     112,673    112,673     134,372    136,544      91,788    118,414
Net income..............     12,558      6,353      15,088     15,088      19,460     18,261      13,537      8,171
                           --------   --------    --------   --------    --------   --------    --------   --------
Per Share Data:
Net income..............       0.68       0.34        0.81       0.81        1.04       0.98        0.73       0.44
Stockholders' equity per
 share..................      17.72      14.87       18.62      15.78       19.79      16.90       19.94      16.71
Cash dividends per
 share..................     0.0375     0.0375      0.0375     0.0375      0.0375     0.0375      0.0375     0.0375
                           --------   --------    --------   --------    --------   --------    --------   --------
                                                              THREE MONTHS ENDED
                          -------------------------------------------------------------------------------------------
                              MARCH 31, 1996         JUNE 30, 1996        SEPTEMBER 30, 1996     DECEMBER 31, 1996
                          ---------------------- ---------------------- ---------------------- ----------------------
                          PREVIOUSLY             PREVIOUSLY             PREVIOUSLY             PREVIOUSLY
                           REPORTED  AS RESTATED  REPORTED  AS RESTATED  REPORTED  AS RESTATED  REPORTED  AS RESTATED
                          ---------- ----------- ---------- ----------- ---------- ----------- ---------- -----------
Gross premiums written..   $104,460   $141,460    $185,567   $142,133    $173,884   $151,282    $215,675   $216,898
Net premiums written....    152,509    104,878     165,494    142,009      67,568     75,827     155,061    145,342
Premiums earned.........    145,136     97,506     167,135    143,649      88,344     96,604     111,297    101,576
Net investment income...      4,946      4,946       6,057      6,057       6,102      6,102       6,040      6,040
Operating costs and ex-
 penses.................    131,965     88,769     147,750    140,738      71,748     87,722      98,055     80,257
Net income..............     10,509      7,627      15,141      4,433      13,412      8,398      11,174     16,354
                           --------   --------    --------   --------    --------   --------    --------   --------
Per Share Data:
Net income..............       0.56       0.40        0.30       0.23        0.71       0.44        0.60       0.88
Stockholders' equity per
 share..................      15.28      13.37       16.01      13.53       16.72      13.98       17.16      14.64
Cash dividends per
 share..................     0.0375     0.0375      0.0375     0.0375      0.0375     0.0375      0.0375     0.0375
                           --------   --------    --------   --------    --------   --------    --------   --------

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (DOLLAR AMOUNTS IN THOUSANDS) NOTE R--BUSINESS ACQUISITION

  After the close of business on June 30, 1997, the Company completed its acquisition of all the issued and outstanding stock of the operating subsidiaries of Anthem Casualty Insurance Group, Inc., each of which are property and casualty insurance companies headquartered in Ohio, for $260.9 million. The acquired subsidiaries had $648 million of assets and approximately $217 million of stockholders' equity at June 30, 1997. The acquisition was accounted for as a purchase and the results of operations since the acquisition date were consolidated. Goodwill from the transaction is being amortized straight line over 15 years.

  A summary of net assets acquired follows:

   Assets acquired:
    Investments....................................................... $419,271
    Cash..............................................................   15,069
    Goodwill..........................................................   83,341
    Other Assets......................................................  166,944
                                                                       --------
     Total............................................................  684,625
   Liabilities Assumed
    Loss and loss adjustment expenses.................................  300,315
    Unearned premiums.................................................   98,378
    Other.............................................................   25,052
                                                                       --------
     Total............................................................ $423,745
    Purchase price.................................................... $238,750
    Acquisition expenses..............................................   22,130
    Less cash acquired................................................  (15,069)
                                                                       --------
    Aggregate purchase price.......................................... $245,811
                                                                       ========

  The above table represents the purchase price plus acquisition costs through December 31, 1997.

  The table below presents supplemental pro forma information for 1996 and 1997 as if the Anthem acquisition were made at January 1, 1996, based on estimates and assumptions considered appropriate:

                                                             TWELVE MONTHS ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
  Revenues..................................................   784,858   709,643
  Net income................................................    42,351    55,145
  Basic net income per common share.........................      2.25      2.97
  Diluted net income per common share.......................      2.21      2.89

NOTE S--NET INCOME PER COMMON SHARE

  During 1996, the FASB issued Financial Accounting Statement No. 128, Earnings per Share, ("FAS128"). FAS128 specifies the computation, presentation and disclosure requirements for earnings per share, replacing the presentation of primary earnings per share with the presentation of basic earnings per share. For entities with complex capital structures, the presentation of fully diluted earnings per share is replaced with diluted earnings per share. FAS128 is effective for both interim and annual financial statements issued for periods ending after December 15, 1997, with earlier adoption prohibited. The Company adopted FAS128 on December 31, 1997, and, as required, all periods presented in the consolidated financial statements have been restated to reflect the adoption of the statement.

  Presented below is a summary of the components used to calculate basic and diluted net income per share for the year ended December 31, 1997, 1996 and 1995:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1995    1996    1997
                                                        ------- ------- -------
                                                         (IN THOUSANDS EXCEPT
                                                            PER SHARE DATA)
BASIC NET INCOME PER SHARE:
 Weighted average common shares outstanding............  18,842  18,860  18,600
 Net income............................................ $22,592 $36,813 $47,873
 Basic net income per share............................ $  1.20 $  1.95 $  2.57
DILUTED NET INCOME PER SHARE:
 Weighted average common shares outstanding............  18,842  18,860  18,600
 Net effect of the assumed exercise of stock options
  and nonvested restricted stock--based on the treasury
  stock method using average market price for the year.     128     297     453
                                                        ------- ------- -------
 Total weighted average common shares and common stock
  equivalents outstanding..............................  18,970  19,157  19,053
 Net income............................................ $22,592 $36,813 $47,873
 Diluted net income per share.......................... $  1.19 $  1.92 $  2.51